Exhibit 99.T3B-10

THIRD AMENDED & RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

LIVEWATCH SECURITY, LLC

a Delaware Limited Liability Company

THIS THIRD AMENDED & RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of LIVEWATCH SECURITY, LLC, a Delaware limited liability company (the “Company”), dated as of March 3, 2015, is adopted by, and executed and agreed to, for good and valuable consideration, by its sole member, Monitronics International, Inc., a Texas Corporation.

ARTICLE I

DEFINITIONS

1.1                               Definitions. As used in this Agreement, the following terms have the following meanings:

“Act” means the Delaware Limited Liability Company Act and any successor statute, as amended from time to time.

“Agreement” has the meaning given that term in the introductory paragraph.

“Capital Contribution” means the aggregate contribution by a Member to the capital of the Company.

“Certificate” has the meaning given that term in Section 2.1.

“Company” has the meaning given that term in the introductory paragraph.

“Covered Person” has the meaning given that term in Section 3.2.

“Dispose” or “Disposition” means a sale, assignment, transfer, exchange or other disposition (including, without limitation, by operation of law); provided, however, that this definition does not include the granting and/or perfection of a security interest, lien or encumbrance.

“Incapacity” or “Incapacitated” means (a) with respect to a natural Person, the bankruptcy, death, incompetency or insanity of such Person and (b) with respect to any other Person, the bankruptcy, liquidation, dissolution or termination of such Person.

“Indemnitee” has the meaning given such term in Section 5.2.

“Majority Members” shall have the meaning given such term in Section 4.2.

“Member” means any Person executing this Agreement as of the date of this Agreement as a member or hereafter admitted to the Company as a member as provided in this Agreement, but does not include any Person who has ceased to be a member of the Company. If at any time, there shall be more than one Member admitted pursuant to this Agreement, references herein to the Member shall be deemed to include all Members at such time (subject, for the avoidance of doubt, to Section 4.3(a)).

“Person” means a natural person, partnership (whether general or limited), limited liability company, trust, estate, association, corporation, custodian, nominee or any other individual or entity in its own or any representative capacity.

“Proceeding” has the meaning given such term in Section 5.2.

“Units” means the units representing the Member’s interest in the income, gains, losses, deductions and expenses of the Company as set forth in Schedule A hereto, as amended from time to time in accordance with the terms of this Agreement.

1.2                               Construction. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine and neuter. All references to Articles and Sections refer to articles and sections of this Agreement, and all references to Schedules are to Schedules attached hereto, each of which is made a part hereof for all purposes.

ARTICLE II

ORGANIZATION

2.1                               Formation. The Company has been organized as a Delaware limited liability company by the filing of a Certificate of Formation (the “Certificate”) under and pursuant to the Act.

2.2                               Name. The name of the Company is “LiveWatch Security, LLC” and all Company business shall be conducted in that name or such other names that comply with applicable law as the Member may select from time to time.

2.3                               Registered Office; Registered Agent; Principal Office; Other Offices. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent named in the Certificate or such other office (which need not be a place of business of the Company) as the Member may designate from time to time in the manner provided by law. The registered agent of the Company in the State of Delaware shall be the initial registered agent named in the Certificate or such other Person or Persons as the Member may designate from time to time in the manner provided by law. The principal office of the Company shall be at such place as the Member may designate from time to time, which need not be in the State of Delaware.

2.4                               Purposes. The purposes of the Company are to engage in any business or activity that is not prohibited by the Act or the laws of the jurisdictions in which the Company engages in such business or activity.

2.5                               Foreign Qualification. Prior to the Company’s conducting business in any jurisdiction other than Delaware, the Member shall cause the Company to comply, to the extent procedures are available and those matters are reasonably within the control of the Member, with all requirements necessary to qualify the Company as a foreign limited liability company in that jurisdiction.

2.6                               Term. The term of the Company commenced on the date the original certificate of formation was filed with the office of the Secretary of State of Delaware and shall continue in existence until termination and dissolution thereof as determined under Section 8.1 of this Agreement.

ARTICLE III

MEMBERS, UNITS AND DISTRIBUTIONS

3.1                               Members.

(a)                                 The names, residence, business or mailing address and the Units of the Member is set forth in Schedule A, as amended from time to time in accordance with the terms of this Agreement.

(b)                                 The Member shall not be required to lend any funds to the Company or to make any additional contribution of capital to the Company, except as otherwise required by applicable law or by this Agreement. The Member may make loans to the Company, and any loan by the Member to the Company shall not be considered to be a Capital Contribution.

(c)                                  The Member shall execute a counterpart of this Agreement, and when a Person is admitted as a Member, such Person shall execute a counterpart of this Agreement and such Person shall be listed as a Member on Schedule A with such Member’s address and Units.

3.2                               Liability of Members.

(a)                                 To the fullest extent permitted by applicable law, no Member, officer or employee of the Company or any employee of any such Member (in each case, a “Covered Person”) shall (x) have any duty, including but not limited to fiduciary duties of loyalty and care, whether to the Company, to the Member, to the creditors of the Company or to any other third party, and (y) have any personal liability whatsoever in its capacity as a Member or otherwise, whether to the Company, to the Member, to the creditors of the Company or to any other third party, for the debts, liabilities, commitments or any other obligations of the Company or for any losses of the Company. Therefore, the Member shall be liable only to make Capital Contributions to the Company and the other payments as provided herein.

(b)                                 If the Member receives a distribution from the Company, the Member will have no liability under the Act or other applicable law for the amount of the distribution after the expiration of twelve months from the date of the distribution, unless an action to recover the distribution from the Member is commenced prior to the expiration of the twelve-month period and an adjudication of liability against the Member is made in such action.

(c)                                  To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) or liabilities relating thereto to the Company or another Person, such Covered Person acting in accordance with this Agreement shall not be liable to the Company or the Member for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity and shall replace such other duties and liabilities of such Covered Person.

3.3                               Member Units. The Member’s interest in the Company, including such Member’s interest in income, gains, losses, deductions and expenses of the Company and the right to vote on certain matters as provided in this Agreement, shall be represented by the Units owned by such Member.

3.4                               Issuance of Additional Units and Interests. The Member shall have the right to cause the Company to create and issue or sell: (i) additional Units or other interests in the Company (including other classes or series thereof having different rights), (ii) obligations, evidences of indebtedness or other securities or interests convertible or exchangeable into Units or other interests in the Company and (iii) warrants, options or other rights to purchase or otherwise acquire Units or other interests in the Company. Upon the acquisition of any Units or other interests in the Company by a Person who is not a Member, such Person shall execute and deliver a counterpart of this Agreement and shall become a Member hereunder, and Schedule A hereto shall be amended to reflect such issuance and new Member.

3.5                               Distributions. Subject to the provision of the Act, the Member shall have discretion regarding the amounts and timing of distributions to the Member, in each case subject to the retention of, or payment to third parties of, such funds as it deems necessary with respect to the reasonable business needs of the Company which shall include (but not by way of limitation) the payment or the making of provision for the payment when due of Company obligations, including the payment of any management or administrative fees and expenses or any other obligations.

ARTICLE IV

MANAGEMENT

4.1                               Management. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of the Member, and the Member shall make all decisions and take all actions for the Company, except as set forth herein.

4.2                               Actions; Delegation of Authority and Duties.

(a)                                 In managing the business and affairs of the Company and exercising its powers, the Member shall act through (i) meetings and written consents pursuant to Sections 4.3 and 4.4, and (ii) any Person to whom authority and duties have been delegated pursuant to Section 4.2(b).

(b)                                 The Member may, from time to time, delegate to one or more Persons such authority and duties as the Member may deem advisable. In addition, the Member may assign titles to any such Persons and delegate to such other individuals certain authority and duties, including as provided in Section 4.6. Any delegation pursuant to this Section 4.2(b) may be revoked at any time by the Member.

4.3                               Meetings.

(a)                                 The Member (or if there are more than one Member at any time, the Members holding a majority of the Units owned by all the Members), (in each case, the “Majority Members”) shall constitute a quorum for the transaction of business of the Company, and except as otherwise provided in this Agreement, the act of the Majority Members present at a meeting of the Members at which a quorum is present shall be the act of the Members.

(b)                                 Meetings of the Members, if any, may be held at such place or places as shall be determined from time to time by resolution of the Member. At all meetings of the Member, business shall be transacted in such order as shall from time to time be determined by resolution of the Member. Regular meetings of the Member, if any, shall be held at such times and places as shall be designated from time to time by resolution of the Member. Notice of such meetings shall not be required. Special meetings of the Member, if any, may be called by the Member, and notice of such meeting need not state the purpose or purposes of, nor the business to be transacted at, such meeting, except as may otherwise be required by law.

4.4                               Action by Written Consent or Telephone Conference. Any action permitted or required by the Act, the Certificate or this Agreement to be taken at a meeting of the Member may be taken without a meeting if a consent in writing, setting forth the action to be taken, is signed by the Member (or if there is more than one Member, the Majority Members). Such consent shall have the same force and effect as a vote at a meeting and may be stated as such in any document or instrument filed with the Secretary of State of Delaware, and the execution of such consent shall constitute attendance or presence in person at a meeting of the Member. Subject to the requirements of the Act, the Certificate or this Agreement for notice of meetings, unless otherwise restricted by the Certificate, the Member may participate in and hold a meeting by means of a telephone conference or similar communications equipment by means of which all Persons participating in the meeting can hear each other, and participation in such meeting shall constitute attendance and presence in person at such meeting.

4.5                               Conflicts of Interest. Each Covered Person at any time and from time to time may engage in and own interests in other business ventures of any and every type and description, independently or with others (including ones in competition with the Company) with no obligation to offer to the Company or any other Covered Person the right to participate therein. The Company may transact business with any Covered Person or affiliate thereof provided that the terms of those transactions are no less favorable than those the Company could obtain from unrelated third parties.

4.6                               Officers.

(a)                                 The Member may, from time to time, designate one or more Persons to be officers of the Company. No officer need be a resident of the State of Delaware, or a Member. Any officers so designated shall have such authority and perform such duties as the Member may, from time to time, delegate to them. The Member may assign titles to particular officers. Unless the Member otherwise decides, if the title is one commonly used for officers of a corporation, the assignment of such title shall constitute the delegation to such officer of the authority and duties that are normally associated with that office of a corporation. Each officer shall hold office until his successor shall be duly designated and shall qualify or until his death or until he shall resign or shall have been removed in the manner hereinafter provided. Any number of offices may be held by the same individual. The salaries or other compensation, if any, of the officers and agents of the Company shall be fixed from time to time by the Member.

(b)                                 Any officer may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Member. Any officer may be removed as such, either with or without cause, by the Member. Designation of an officer shall not of itself create contract rights. Any vacancy occurring in any office of the Company may be filled by the Majority Members.

ARTICLE V

INDEMNIFICATION

5.1                               Exculpation. Notwithstanding any other provisions of this Agreement, whether express or implied, or any obligation or duty at law or in equity, no Covered Person shall be liable to the Company or any other Person bound by this Agreement for any act or omission in relation to (a) the Company, its property or the conduct of its business or affairs, (b) this Agreement or any related document or (c) any transaction or investment contemplated by this Agreement or any related document, in each case, taken or omitted by such Covered Person in the reasonable belief that such act or omission is in or is not contrary to the best interests of the Company and is within the scope of authority granted to such Covered Person by the Agreement, provided such act or omission does not constitute fraud, willful misconduct, bad faith, or gross negligence.

5.2                               Indemnification.

(a)                                 To the fullest extent permitted by applicable law, and without in any way limiting the indemnification provisions set forth in the certificate of incorporation and bylaws of each of Ascent Capital Group, Inc. and Monitronics International, Inc., or any equivalent or successor governing documents, each Covered Person who was or is made a party or is threatened to be made a party to or is otherwise involved (including involvement as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he, she or it is or was a Covered Person or, while a Covered Person, is or was serving at the request of the Company or any parent or subsidiary of the Company as a director, officer, employee, partner, member, manager, trustee, fiduciary or agent of another limited liability company or of a partnership, joint venture, corporation, trust or other entity or enterprise, including service with respect to an employee benefit plan (an “Indemnitee”) shall be indemnified and held harmless by the Company to the fullest extent authorized by the Act, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys’ fees and costs, judgments, fines, excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith. Such indemnification shall continue as to an Indemnitee who has ceased to be a director, officer, employee, partner, member, manager, fiduciary, agent, or Covered Person, and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators; provided, however, that, except with respect to Proceedings to enforce rights to indemnification or advance of expenses, the Company shall not indemnify any such Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee except to the extent such Proceeding (or part thereof) was authorized in writing by the Member.

(b)                                 To the fullest extent permitted by applicable law, expenses (including reasonable legal fees) incurred by a Covered Person defending any Proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such Proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined by final judicial decision from which there is no further right to appeal that the Covered Person is not entitled to be indemnified as authorized in this Section 5.2.

(c)                                  A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, or any other facts pertinent to the existence and amount of assets from which distributions to the Member might properly be paid.

(d)                                 Section 3.2 and this Article V shall survive any termination of this Agreement.

5.3                               Amendments. Any repeal or modification of this Article V shall not adversely affect any rights of such Covered Person pursuant to this Article V, including the right to indemnification and to the advancement of expenses of a Covered Person existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

5.4                               Prior Agreement. Notwithstanding the foregoing, in no case shall the indemnification provisions contained herein adversely affect the rights of any Persons arising under Article 7 of the Second Amended & Restated Limited Liability Company Agreement of the Company, dated as of December 13, 2012, with respect to any events occurring or matters or actions arising prior to the date hereof.

ARTICLE VI

TAXES AND BOOKS

6.1                               Tax Returns. The Member shall cause to be prepared and filed all necessary federal and state income tax returns for the Company, including making any elections the Member may deem appropriate and in the best interests of the Member.

6.2                               Books. The Company shall keep books and records of accounts and shall keep minutes of the proceedings of its Members. The calendar year shall be the accounting year of the Company.

ARTICLE VII

TRANSFERS

7.1                               Assignment by Members. No Member shall sell, assign or transfer, or offer to sell, assign or transfer or otherwise Dispose of all or any part of such Member’s Units or other interests in the Company (whether voluntarily or involuntarily) without the prior written consent of the Majority Members.

7.2                               Void Assignment. Any sale, exchange or other transfer by any Member of any Units or other interests in the Company in contravention of this Agreement shall be void and ineffectual and shall not bind or be recognized by the Company or any other party.

7.3                               Substituted Member.

(a)                                 An assignee of any Units or other interests in the Company of the Member, or any portion thereof, shall become a substituted Member entitled to all the rights of a Member if and only if the assignor gives the assignee such right.

(b)                                 Upon the admission of a substituted Member, Schedule A attached hereto shall be amended to reflect the name, address and Units and other interests in the Company of such substituted Member and to eliminate the name and address of and other information relating to the assigning Member with regard to the assigned Units and other interests in the Company.

7.4                               Effect of Assignment.

(a)                                 Any Member who shall assign any Units or other interest in the Company shall cease to be a Member of the Company with respect to such Units or other interest and shall no longer have any rights or privileges of a Member with respect to such Units or other interest.

(b)                                 Upon the assignment of any Units or other interests in the Company to a Person who is not a Member, such Person shall execute and deliver a counterpart of this Agreement. However, any Person who acquires in any manner whatsoever any Units or other interest in the Company, irrespective of whether such Person has accepted and adopted in writing the terms and provisions of this Agreement, shall be deemed by the acceptance of the benefits of the acquisition thereof to have agreed to be subject to and bound by all the terms and conditions of this Agreement that any predecessor in such Units or other interest in the Company of such Person was subject to or by which such predecessor was bound.

7.5                               Effect of Incapacity. Except as otherwise provided herein, the Incapacity of a Member shall not dissolve or terminate the Company. In the event of such Incapacity, the executor, administrator, guardian, trustee or other personal representative of the Incapacitated Member shall be deemed to be the assignee of such Member’s Units or other interests in the Company and may, subject to Section 7.1, become a substituted Member upon the terms and conditions set forth in Section 7.3.

ARTICLE VIII

DISSOLUTION, LIQUIDATION AND TERMINATION

8.1                               Dissolution. The Company shall be dissolved and its affairs shall be wound up on the first to occur of the following:

(a)                                 the written consent of the Member;

(b)                                 the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act; or

(c)                                  on the dissolution date set forth in the Certificate, if one is stated.

8.2                               Liquidation and Termination. On dissolution of the Company, the Member may appoint itself (or if there be more than one Member, one or more Members) as liquidator. The liquidators shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of liquidation shall be borne as a Company expense. Until final distribution, the liquidators shall continue to operate the Company properties with all of the power and authority of the Member. The steps to be accomplished by the liquidators are as follows:

(a)                                 the liquidator shall pay, satisfy or discharge from Company funds all of the debts, liabilities and obligations of the Company (including, without limitation, all expenses incurred in liquidation) or otherwise make adequate provision for payment and discharge thereof; and

(b)                                 all remaining assets of the Company shall be distributed to the Member in accordance with Section 3.5 by the end of the taxable year of the Company during which the liquidation of the Company occurs (or, if later, 90 days after the date of the liquidation).

All distributions in kind to the Member shall be made subject to the liability of such Member for costs, expenses and liabilities theretofore incurred or for which the Company has committed prior to the date of termination, and those costs, expenses and liabilities shall be allocated to the Member pursuant to this Section 8.2. The distribution of cash and/or property to a Member in accordance with the provisions of this Section 8.2 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its interest in the

Company and all of the Company’s property and constitutes a compromise to which the Member has consented within the meaning of the Act.

8.3          Cancellation of Certificate. On completion of the distribution of Company assets as provided herein, the Company shall be terminated, and the Member (or such other Person or Persons as the Act may require or permit) shall file a certificate of cancellation with the Secretary of State of Delaware, cancel any other filings made pursuant to Section 2.5 and take such other actions as may be necessary to terminate the Company.

ARTICLE IX

GENERAL PROVISIONS

9.1          Notices. Except as expressly set forth to the contrary in this Agreement, all notices, requests, or consents provided for or permitted to be given under this Agreement must be in writing and must be given either by depositing that writing in the United States mail, addressed to the recipient, postage paid, and registered or certified with return receipt requested, by a nationally recognized overnight courier service, or by delivering that writing to the recipient in person, by courier (with return receipt), or by facsimile or e-mail transmission (provided that in the case of facsimile or e-mail transmission, a copy is sent on or before the next business day by a nationally recognized overnight courier service); and a notice, request, or consent given under this Agreement is effective on receipt by the Person to receive it (in the case of facsimile or e-mail, upon delivery by such facsimile or e-mail). All notices, requests, and consents to be sent to a Member must be sent to or made at the address given for that Member on Schedule A, or such other address as that Member may specify by notice to other Members, if any. Whenever any notice is required to be given by law, the Certificate or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

9.2          Entire Agreement. This Agreement constitutes the entire agreement of the Member and its affiliates relating to the Company and supersedes all prior contracts or agreements of the Member with respect to the Company, whether oral or written.

9.3          Effect of Waiver or Consent. A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.

9.4          Amendment or Modification. This Agreement may be amended or modified from time to time only by a written instrument executed and agreed to by the Member.

9.5          Binding Effect. Subject to the restrictions on Dispositions set forth in this Agreement, this Agreement is binding on and inure to the benefit of the Member and its heirs, legal representatives, successors and permitted assigns.

9.6          Governing Law; Severability. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. In the event of a direct conflict between the provisions of this Agreement and any provision of the Certificate or any mandatory provision of the Act, the applicable provision of the Certificate or the Act shall control. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other Persons or circumstances are not affected thereby and that provision shall be enforced to the greatest extent permitted by law.

* * * * * *

IN WITNESS WHEREOF, the Member has executed this Agreement as of the date first set forth above.

MEMBER:

MONITRONICS INTERNATIONAL, INC.

By:	/s/ William Niles
Name: William Niles
Title: Executive V.P.

[Third Amended and Restated Limited Liability Company Agreement of LiveWatch]

SCHEDULE A

MEMBER(S)	UNITS
Monitronics International, Inc.	1,000
2350 Valley View, Suite 100
Dallas, TX 75234-5879

TOTAL	1,000